Exhibit 5.3

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 FILE 77199.000003

April 1, 2015

Grifols, S.A.

Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Vallès 08174
Barcelona, Spain

Grifols Shared Services North America, Inc.
Registration Statement on Form F-4

for Exchange of Outstanding Notes for New Notes

to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as special Virginia counsel to Grifols Shared Services North America, Inc. (f/k/a Grifols Inc.), a Virginia corporation (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof by Grifols, S.A., a company organized under the laws of the Kingdom of Spain (the “Parent”), Grifols Worldwide Operating Limited, a private company incorporated under the laws of Ireland and a wholly owned subsidiary of the Parent (the “Issuer”), the Company and the other subsidiaries of the Parent identified on Annex A hereto as guarantors (collectively with the Parent and the Company, the “Guarantors”), to register (i) up to $1,000,000,000 aggregate principal amount of 5.25% Notes due 2022 (the “Exchange Notes”) and (ii) the guarantees of the Issuer’s obligations under the Exchange Notes by the Guarantors (the “Exchange Guarantees”).  The Exchange Notes are to be issued by the Issuer in exchange (the “Exchange Offer”) for up to $1,000,000,000 aggregate principal amount of 5.25% Notes due 2022 (the “Existing Notes”) issued by the Issuer on March 12, 2014 in reliance on exemptions from registration under the Securities Act for offers and sales of securities not involving public offerings.  The terms of the Exchange Offer are described in the Registration Statement.

The Exchange Notes and the Exchange Guarantees will be issued pursuant to the terms of the Indenture, dated March 12, 2014 (the “Indenture”), by and among the Issuer, the Guarantors and The Bank of New York, Mellon Trust Company, N.A., as trustee.  Capitalized terms used but not otherwise defined herein have the meanings given to them in the Indenture.

This opinion is being furnished in accordance with the requirements of Item 21 of Form F-4 and Item 601(b)(5)(i) of Regulation S-K.

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES

McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   TOKYO   WASHINGTON

www.hunton.com

Grifols, S.A.

April 1, 2015

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.             an executed copy of the Indenture;

2.             the form of global note representing the Exchange Notes;

3.             the form of Notation of Guarantee representing the Exchange Guarantees;

4.             the Company’s Amended and Restated Articles of Incorporation, as amended, as certified on March 19, 2015 by the Clerk of the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) and as in effect on the date hereof;

5.             the Company’s Amended and Restated Bylaws, as in effect on the date hereof;

6.             the certificate of good standing issued by the SCC on March 23, 2015 and confirmed on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”); and

7.             the resolutions of the Company’s Board of Directors adopted on March 10, 2014, approving, among other things, the Company’s Exchange Guarantee.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties (other than the due authorization, execution and delivery of documents by the Company) and the validity, binding effect and enforceability thereof on such parties.

As to factual matters, we have relied upon (i) the documents furnished to us by the Company, (ii) the statements and representations of officers and representatives of the Company, (iii) the corporate records provided to us by such officers or representatives and (iv) certificates and other documents obtained from public officials, without independent verification of their accuracy.

We express no opinion as to the law of any jurisdiction other than the laws of the Commonwealth of Virginia.

Grifols, S.A.

April 1, 2015

Based upon the foregoing, and such other documents and matters as we have deemed necessary to render the opinions set forth below, and subject to the limitations, assumptions and qualifications noted herein, we are of the opinion that:

1.             The Company (a) is a corporation validly existing and, based solely on the Good Standing Certificate, in good standing under the laws of the Commonwealth of Virginia and (b) has the corporate power and authority to execute, deliver and perform its obligations under the Exchange Guarantees.

2.             The Indenture has been duly authorized, executed and delivered by the Company.

3.             The execution, delivery and issuance of the Exchange Guarantees by the Company have been duly authorized.

We consent to the filing of this opinion letter with the Commission as Exhibit 5.3 to the Registration Statement and to the statement made in reference to this firm under the caption “Validity of Securities” in the prospectus that forms a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.  Proskauer Rose LLP, special counsel to the Issuer and the Guarantors for the Exchange Offer, is entitled to rely on the opinions set forth in this opinion letter for purposes of the opinions it proposes to deliver to you on the date hereof in connection with the Exchange Offer.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Exchange Offer or the Exchange Guarantees.  This opinion letter is rendered as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP

Annex A

Guarantors

Guarantor	Jurisdiction of Incorporation or Organization
Biomat USA, Inc.	Delaware, United States
Grifols Biologicals Inc.	Delaware, United States
Grifols Diagnostic Solutions Inc. (f/k/a Grifols Chiron Diagnostics Corp.)	Delaware, United States
Grifols Therapeutics, Inc.	Delaware, United States
Grifols Worldwide Operations USA, Inc.	Delaware, United States
Instituto Grifols, S.A.	Spain